Exhibit 99.1

The First Bancshares, Inc. Reports Increased 4th Quarter Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 31, 2011--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter and the year ended December 31, 2010. The First Bancshares, Inc. also announced a quarterly dividend of $0.0375 per common share. The record date will be February 11, 2011 with a payable date of February 25, 2011.

Net income available to common shareholders for the three months ended December 31, 2010 amounted to $654,000, or $.22 per diluted share, compared to $525,000 or $.17 per diluted share for the same quarter in 2009, an increase of $129,000 or 24.6%.

Net income available to common shareholders for the year ended December 31, 2010, amounted to $2,233,000, a 52.8% increase from the $1,461,000 reported for the year ended December 31, 2009.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased with the performance of our Company, especially given the challenging banking environment in which we currently operate. Our directors and staff remain committed to providing excellent service to our customers; which in turn yields growth, profitability, and increased value to our shareholders.”

The following are key highlights for the last twelve months ended December 31, 2010:

  Total assets increased $25.5 million or 5.3%
  Loans, net of unearned interest increased $13.8 million or 4.3%
  Deposits increased $12.7 million or 3.3%
  Certified as a Community Development Financial Institution and participated in the Community Development Capital Initiative

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended December 31, 2010 increased to $4.2 million compared to $3.8 million for the same quarter in 2009. Net interest income for the twelve months ended December 31, 2010 increased to $16.3 million compared to $14.4 million for the twelve months ended December 31, 2009. These increases were a result of increased loan volume, and lower funding costs.

Non-interest income decreased for the twelve months ended December 31, 2010 as compared to the same period in 2009 by $503,000. An increase of $360,000 in impairment losses related to our trust preferred securities attributed to this decrease.

Non-Interest Expense Increased

Non-interest expense increased $518,000 to $15,842,000 during the year 2010 as compared to the year ended December 31, 2009. This reflects an increase of 3.4% in non-interest expenses with expenses related to Other Real Estate and FDIC assessments accounting for approximately $175,000 of this increase.

Total Assets, Net Loans and Deposits Increased

Total assets were up $25.5 million or 5.3% between December 31, 2009 and December 31, 2010. Total deposits increased $12.7 million or 3.3% over the same period. Total loans net of unearned discount and allowance for loan losses increased $13.9 million or 4.4% between December 31, 2009 and December 31, 2010.

At December 31, 2010, The First Bancshares, Inc. reported total net loans of $332.6 million, total assets of $503.0 million, total deposits of $396.5 million and stockholders’ equity of $57.1 million. Return on average assets was .44% and return on average equity was 5.11%.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
($ amounts in thousands, except earnings, book value and total share volume)

	For three months		For twelve months
	ended December 31,		ended December 31,
	2010	2009	2010	2009

Interest income	$5,776	$6,116	$23,453	$24,629
Interest expense	1,537	2,301	7,119	10,240
Net interest income	4,239	3,815	16,334	14,389
Provision for loan losses	229	150	983	1,206
Net interest income after provision for loan losses	4,010	3,665	15,351	13,183
Non-interest income	1,014	1,114	3,895	4,398
Non-interest expense	4,224	4,069	15,842	15,324
Income before income taxes	800	710	3,404	2,257
Income taxes	58	109	855	514
Net income	742	601	2,549	1,743
Preferred Dividends	88	62	274	225
Preferred Stock Accretion	-	14	42	57
Net income applicable to Common Stock	654	525	2,233	1,461

Earnings per share applicable to common shareholders-Basic	$.22	$.17	$.74	$.49
Earnings per share applicable to common shareholders-Diluted	$.22	$.17	$.74	$.49
Dividends per share	$-	$-	$.15	$-

		Dec. 31, 2010		Dec. 31, 2009
Total assets		$503,045		$477,552
Cash and due from banks		24,894		8,416
Federal funds sold		9,083		7,575
Investment securities		104,537		112,234
Loans, net of unearned interest		332,573		318,795
Allowance for loan losses as % of net loans		1.39%		1.49%
Loans past due 90 days and still accruing		1,071		1,447
Non-accrual loans		4,212		4,367
Non-accrual securities		1,950		1,700
Other real estate owned		3,995		2,903
Deposits-interest bearing		348,167		335,227
Deposits-non interest bearing		48,312		48,527
Total deposits		396,479		383,754
Borrowed funds		30,107		32,037
Subordinated debentures		10,310		10,310
Stockholders’ equity		57,099		43,617
Book value (per share)		13.24		12.79
Total shares outstanding		3,019,869		3,019,869

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998